Exhibit 3.9

AMENDED AND RESTATED

CERTIFICATE OF TRUST

OF

TRU 2005 RE II TRUST

THIS Amended and Restated Certificate of Trust of TRU 2005 RE II Trust (the “Trust”), dated as of July 9, 2009, is being duly executed and filed by the undersigned, as trustees, to amend and restate the Amended and Restated Certificate of Trust of the Trust, which was filed with the Secretary of State of the State of Delaware on December 9, 2005, under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is TRU 2005 RE II Trust.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are M&T Trust Company of Delaware, 1220 North Market Street, Suite 202, Wilmington, Delaware 19801, Attention: Corporate Trust Administration, TRU 2005 RE II Trust.

3. Effective Date. This Amended and Restated Certificate of Trust shall be effective upon filing.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

M&T TRUST COMPANY OF DELAWARE, not in its individual capacity but solely as resident trustee

By:	/s/ Rita Marie Ritrovato
	Name:	Rita Marie Ritrovato
	Title:	Assistant Vice President

TOYS “R” US PROPERTY COMPANY I, LLC, not in its individual capacity but solely as managing trustee

By:	WAYNE REAL ESTATE HOLDING COMPANY, LLC, its managing member

	By:	TOYS “R” US, INC., its managing member

	By:	/s/ Michael L. Tumolo
Name: Michael L. Tumolo
Title: Vice President — Real Estate Counsel